SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2008

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road

San Jose, California

95112

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Directors

On January 18, 2008, each of Paul Chien and John Zimmerman were appointed to the Board of Directors (the “Board”) of Integrated Silicon Solution Inc., a Delaware corporation (“ISSI”), upon the recommendation of its Nominating Committee, to fill the vacancies on the Board resulting from the resignations of Bryant Riley and Melvin Keating.

Mr. Chien and Mr. Zimmerman were both appointed as members of the Audit Committee of the Board, with Mr. Zimmerman appointed as chairman of the Audit Committee. After giving effect to such appointments, the Audit Committee currently consists of Paul Chien, John Zimmerman and Ping K. Ko; the Compensation Committee of the Board currently consists of Bruce A. Wooley (its chairman), Ping K. Ko and Keith McDonald; and the Nominating Committee of the Board currently consists of Bruce A. Wooley and Ping K. Ko. The Board also increased the number of authorized members of the Board from seven to eight members, effective as of January 18, 2008.

The Board believes that each of Mr. Chien and Mr. Zimmerman is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Director Compensation

On January 18, 2008, upon the recommendation of its Nominating Committee, the Board amended ISSI’s non-employee director compensation program. In particular, Article V of the ISSI 2007 Incentive Compensation Plan (the “Plan”) was amended to:

• increase the number of options to purchase shares of ISSI’s common stock that each individual who first becomes a non-employee director will receive at the time of his or her election to the board from 10,000 to 12,500 shares (the “Initial Grant”), provided that such individual has not been in the employment of ISSI or its parent or subsidiary companies at any time during the preceding twelve months;

• provide that shares subject to each Initial Grant shall vest as to 1/4th of the shares subject to the option on each anniversary of the date of grant, subject to the non-employee director’s continued Board service through each such date;

• increase the number of options to purchase shares of ISSI’s common stock that will automatically be granted to each individual who continues to serve as a non-employee director at each annual meeting of stockholders from 2,500 to 3,500 shares (each an “Annual Grant”), provided such individual has served as a non-employee director for at least six months;

• provide that the shares subject to each Annual Grant will vest as to one-twelfth of the shares subject to the option each month following its date of grant, subject to the non-employee director’s continued Board service through each such date; and

• reduce the period during which options issued to a non-employee director may be exercised following termination of Board service from twelve months to thirty days, provided that such options shall remain exercisable for twelve months following such termination if it results from the death or permanent disability of such non-employee director.

In each case, as currently provided in the Plan, the shares will immediately vest in full upon the non-employee director’s death or disability while a Board member or upon the occurrence of certain changes in ownership or control, and each option grant under the program will have an exercise price per share equal to the fair market value per share of ISSI’s common stock on the grant date and will have a term of seven years, subject to earlier termination following the non-employee director’s cessation of Board service.

The Board also increased the yearly retainer to be paid pursuant to its non-employee director compensation program from $15,000 to $20,000, which amount will be pro rated for any fraction of the year in which a new director commences his or her Board service. Each non-employee director will also receive $3,000 for attendance at each regularly scheduled Board meeting and $1,000 for attendance at each telephone Board meeting. Additionally, each non-employee director will receive $1,000 for his or her attendance at Board committee meetings in person or by telephone, provided that the chairman of each Board committee shall receive $2,000 for his or her attendance at Board committee meetings in person.

As non-employee members of the Board, each of Paul Chien and John Zimmerman shall be entitled to receive the foregoing benefits.

The description of the Plan, as amended, set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, as amended, attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan, as amended as of January 18, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: January 25, 2008	/s/ SCOTT D. HOWARTH
Scott D. Howarth
President and Chief Financial Officer

INDEX TO EXHIBITS

10.1	Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan, as amended as of January 18, 2008